Execution Copy
                                   A form of
                          INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT is made as of this 1st day of March, 2007, between Vanguard Convertible Securities Fund, a Delaware statutory trust (the "Trust"), and Oaktree Capital Management, LLC, a California limited liability company (the "Advisor").

                               W I T N E S S E T H

         WHEREAS the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust offers a series of shares known as Vanguard Convertible Securities Fund (the "Fund"); and

         WHEREAS, the Trust retained the Advisor to render investment advisory services to the Fund under an Investment Advisory Agreement, dated as of August 17, 2004 (the "Prior Agreement"); and

         WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement in certain respects, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.

         NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Trust and the Advisor hereby agree as follows:

1. Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Oaktree Portfolio"), as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Oaktree Portfolio; to continuously review, supervise, and administer an investment program for the Oaktree Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and the Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of Trustees, and in compliance with the objective, policies, and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein but shall not bear any other expenses in connection with performing the services hereunder.

3. Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Oaktree Portfolio, and is directed to use its best efforts to obtain best execution for such transactions. In selecting brokers or dealers to execute trades for the Oaktree Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the U.S. Securities and Exchange Commission or its staff, other applicable law, and the written policies established by the Board of Trustees and communicated to the Advisor in writing.

         On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

4. Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefor, an investment advisory fee consisting of a base fee plus a performance adjustment at the rates specified in Schedule A to this Agreement, payable quarterly in arrears.

5. Reports. The Fund agrees to furnish to the Advisor all current prospectuses, proxy statements, reports to shareholders, sales literature, and other materials prepared for distribution to the shareholders of the Fund or the public that refer in any way to the Advisor prior to the use of such materials and the Fund agrees that it will not use such materials if the Advisor reasonably objects in writing after receipt of such materials. Notwithstanding the foregoing, the Fund shall not be required to furnish sales literature or marketing materials to the Advisor for review if such material is substantially similar to materials previously reviewed and approved by the Advisor. In addition, the Fund shall furnish such other information with regard to its affairs as the Advisor may reasonably request.

         The Advisor agrees to furnish to the Fund the most recent audited statement of financial condition of the Advisor and such other information with regard to its affairs as the Fund may reasonably request including, but not limited to, information regarding any change in the investment officers of the Advisor, including those who are responsible for managing the Oaktree Portfolio.

6. Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as they relate to the services provided by the Advisor to the Fund pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor in relation to the Oaktree Portfolio.

7. Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Actions or decisions regarding the Oaktree Portfolio may be the same as or different from actions or decisions which the Advisor, or any of its affiliates, or any of their respective officers, directors, or employees may take with respect to its other client accounts so long as the Advisor acts in good faith. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8. Liability of Advisor. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9. Limitations on Consultations. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

10. Duration; Termination; Notices; Amendment. This Agreement will become effective on the date hereof and shall continue in effect for successive twelve-month periods, only so long as each such continuance specifically is approved at least annually by the Board of Trustees, including a majority of those Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

         Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

                If to the Fund, at:
                Vanguard Convertible Securities Fund
                P.O. Box 2600 Valley Forge, PA 19482 Attention: Joseph P. Brennan Telephone: 610-503-2042 Facsimile: 610-503-5855

                If to the Advisor, at: Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Larry Keele Telephone: 213-830-6301 Facsimile: 213-830-6390



         This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

         As used in this Section 10, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the 1940 Act.

11. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

12. Confidentiality. Each party hereto shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the other party (and in the case of the Fund, Vanguard) and shall not disclose any such information to any person, except that notwithstanding the previous sentence, each party may disclose such information
(i) to its respective attorneys, accountants, directors, officers, advisory personnel, and members of any board of trustees, (ii) with the prior written consent of the other party, (iii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over the Advisor or the Fund, as applicable, (iv) that is publicly available other than due to disclosure by it or its affiliates, or (v) becomes known to it from a source other than the other party.

13. Proxy Policy. The Advisor acknowledges that Vanguard, at the direction of the Fund, will vote the shares of all securities that are held by the Fund.

14. Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

15. Indemnification. Vanguard, on behalf of the Trust, agrees to indemnify the Advisor and the Advisor's officers, directors, and employees, as well as persons who control (as defined in Section 2(a)(9) of the 1940 Act) or are controlled by the Advisor (collectively, the "Indemnified Parties") to the fullest extent permitted under law (taking into account any exemptive relief granted to Vanguard or the Fund) against any liabilities and expenses (including reasonable attorneys' fees) that the Indemnified Parties may incur as a result of any (i) untrue statement of a material fact in any of the Fund's registration statements relating to shares of the Fund or any other sales materials relating to the Fund, and all amendments thereto, or (ii) the omission of a material fact required to have been included in such registration statement or sales material, or necessary to make the statements therein not misleading, unless the statement or omission was made in reliance upon the oral or written information that the Indemnified Parties provided to Vanguard or the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein.

Oaktree Capital                                         Vanguard Convertible
Management, LLC                                         Securities Fund


------------------------             ----------         --------------------------               ----------
Signature                            Date               Signature                                Date


------------------------                                --------------------------
Print Name                                              Print Name

                                       A-2
                                   SCHEDULE A

Pursuant to Section 4 of the Agreement, the Fund shall pay the Advisor compensation as follows:

1.1 Calculation of the Base Fee. The Base Fee for each fiscal quarter of the Fund is calculated by multiplying an Annual Percentage Rate (shown below) to the average daily net assets of the Oaktree Portfolio during such fiscal quarter, and dividing the result by four. The Fund's fiscal quarter ends are the months ending February, May, August, and November.

----------------------------------------------------------------------
                   Annual Percentage Rate Schedule
----------------------------------------------------------------------
            Average Daily                  Annual Percentage Rate
             Net Assets
----------------------------------------------------------------------

         1.2 Calculation of the Performance Adjustment. The Base Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the cumulative investment performance of the Oaktree Portfolio over a trailing 36-month period relative to that of the Merrill Lynch All US Convertible Index (the "Benchmark") over the same period. The Adjustment applies as follows:

-------------------------------------------------------------------------------------------------------------
                                Performance Adjustment Schedule
-------------------------------------------------------------------------------------------------------------
    Cumulative 36-Month Performance of Oaktree Portfolio             Adjustment Percentage*
                            vs.
         Benchmark Over Applicable 36-Month Period
-------------------------------------------------------------------------------------------------------------

* For purposes of the Adjustment calculation, the Base Fee is calculated by applying the above rate schedule against the average month-end net assets of the Oaktree Portfolio over the same period for which the performance is measured.

         1.3 Transition Rules for Calculating Advisor's Compensation. The performance adjustment schedule specified above will not be fully incorporated into the determination of the Adjustment until the fiscal quarter ended November 30, 2007. Until that date, the Adjustment will be determined by linking the investment performance of the Merrill Lynch All US Convertible Index and that of the Credit Suisse First Boston Convertible Index as specified in Schedule B.

         1.4 Other Special Rules Relating to Advisor's Compensation. The following special rules will also apply to the Advisor's compensation:

(a) Oaktree Portfolio Unit Value. The "Oaktree Portfolio unit value" shall be determined by dividing the total net assets of the Oaktree Portfolio by a given number of units. At the inception of this Agreement, the number of units in the Oaktree Portfolio shall be equal to the number of such units in existence as determined under the Prior Agreement; provided, however, that as assets are added to or withdrawn from the Oaktree Portfolio thereafter, the number of units of the Oaktree Portfolio shall be adjusted based on the unit value of the Oaktree Portfolio on the day such changes are executed.

(b) Oaktree Portfolio Performance. The investment performance of the Oaktree Portfolio for any period, expressed as a percentage of the "Oaktree Portfolio unit value" at the beginning of the period, will be the sum of: (i) the change in the Oaktree Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the Oaktree Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period; expressed as a percentage of its net asset value per share at the beginning of such period. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income, and of capital gains taxes per share paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in shares of the investment company at the net asset value per share in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes.

(c) Benchmark Performance. The investment record of the Benchmark for any period, expressed as a percentage of the Benchmark level at the beginning of such period, will be the sum of (i) the change in the level of the Benchmark during such period, and (ii) the value, computed consistently with the Benchmark, of cash distributions having an ex-dividend date occurring within such period made by companies whose securities make up the Benchmark. For this purpose, cash distributions on the securities that make up the Benchmark will be treated as reinvested in the Benchmark, at least as frequently as the end of each calendar quarter following the payment of the dividend. The calculation will be gross of applicable costs and expenses, and consistent with the methodology used by Merrill Lynch.

(d) Performance Computations. The foregoing notwithstanding, any computation of the investment performance of the Oaktree Portfolio and the investment record of the Benchmark shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

(e) Effect of Termination. In the event of termination of this Agreement, the fees provided in this Agreement beginning on the first day of the then-current fiscal quarter and ending on the last business day on which this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average daily net assets of the Oaktree Portfolio during the Short Quarter, dividing the result by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.

                                       B-1
                                   SCHEDULE B

Pursuant to Section 4 of the Agreement, the Adjustment for the first 2 fiscal quarters in which this Agreement is in effect (March 1, 2007, through November 30, 2007) shall be calculated using the transition rules from the Prior Agreement as specified below:

          1. Quarter Ending May 31, 2007. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the two quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the ten quarters ending May 31, 2007.

          2. Quarter Ending August 31, 2007. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the one quarter ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the eleven quarters ending August 31, 2007.